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                         December 14, 2023

       D. Bryan Jordan
       Chief Executive Officer
       First Horizon Corporation
       165 Madison Avenue
       Memphis, Tennessee 38103

                                                        Re: First Horizon
Corporation
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 13,
2023
                                                            File No. 001-15185

       Dear D. Bryan Jordan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program